Electro Rent Corporation                    FOR IMMEDIATE RELEASE

Investor Contact:                        Company Contact:
  Neil Berkman                           Daniel Greenberg
  Berkman Associates                     Chairman & CEO
  (310) 277-5162                         Electro Rent Corporation
  info@BerkmanAssociates.com             (818) 786-2525

                 Electro Rent Corporation Reports
                Fiscal 2004 First Quarter Results

     VAN NUYS, CALIFORNIA, September 26, 2003 - Electro Rent
Corporation (NASDAQ:ELRC) announced today that revenue for the first quarter of fiscal 2004 ended August 31, 2003 was $22.7 million compared to $31.1 million for the same period a year ago.
Operating expenses were reduced in line with the decline in
revenue.  Net income for this year's first quarter was $2.1
million, or $0.09 per diluted share.  This compares to net income for the first quarter of fiscal 2003 of $2.6 million, or $0.10 per diluted share.

Operations Review
     "While it is too soon to say definitively that we have
reached a turning point, activity in our rental business is
greater than we have experienced for some time.  The value of equipment we have out on rent has increased in recent months.
Our purchases of new equipment also have increased, as we
continue to find productive uses for these new assets; however, rental rates remain very competitive," said Chairman and Chief
Executive Officer Daniel Greenberg.
     Equipment purchases totaled $10.3 million for this year's
first quarter and $10.7 million for the fourth quarter of fiscal
2003, compared to $6.8 million for the first quarter of fiscal
2003.  Sales of excess equipment were $5.4 million for this
year's first quarter versus $6.4 million for the first quarter a year ago.  The book value of Electro Rent's equipment pool was
$86.3 million at August 31, 2003 compared to $87.3 million at May
31, 2003 and $109.9 million at August 31, 2002.
     Greenberg continued, "We are in the process of evaluating
our overall business strategy and the financial resources we will need to accomplish our goals.  If demand for rental and lease equipment continues to pick up, our equipment purchases will increase further and equipment sales will remain low, which will reduce the rate at which cash accumulates compared to the rapid cash build-up during the past couple of years."
     At August 31, 2003, cash and marketable securities amounted to $168.4 million compared to $161.4 million at May 31, 2003.

                              (more)

Electro Rent Corporation Reports
Fiscal 2004 First Quarter Results
September 26, 2003
Page Two

     Greenberg added, "As the trend in our rental markets becomes more clearly defined, we will determine how much cash will be required to run the company efficiently and effectively.  Recent changes in tax law regarding shareholder dividends will be an important aspect of our deliberations.  We expect to make a
judgment as to the best uses of the company's cash later this year."

About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the
largest nationwide organizations devoted to the short-term rental and leasing of personal computers, servers and general purpose electronic test equipment.

"Safe Harbor" Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of
1934.  These forward-looking statements reflect our management's current views with respect to future events and financial
performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes,"
"expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking
statements are subject to certain risks and uncertainties.  We believe our management's assumptions are reasonable, nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form
10-K and 10-Q and our other filings with the Securities and
Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  We undertake no obligation to update or revise any forward-looking statements.

                     (tables attached)                      #3401

Electro Rent Corporation
Condensed Consolidated Statements of Income
(Unaudited) (000 omitted except per share data)

                                              Three Months Ended
                                                  August 31,
                                                2003      2002
Revenues:
  Rentals and leases                           $16,681   $23,189
  Sales of equipment and other revenues          6,016     7,876
     Total revenues                             22,697    31,065

Costs and expenses:
  Depreciation of equipment                      8,061    12,054
  Costs of revenues other than depreciation      3,765     4,960
  Selling, general & administrative expenses     7,824    10,438
     Total operating expenses                   19,650    27,452

Operating profit                                 3,047     3,613
Interest and investment income, net                421       579

Income before income taxes                       3,468     4,192

Income taxes                                     1,342     1,591

Net income                                     $ 2,126   $ 2,601

Earnings per share
  Basic                                        $  0.09   $  0.10
  Diluted                                      $  0.09   $  0.10

Average shares used in per share calculation
  Basic                                         24,823    24,791
  Diluted                                       24,864    24,848

Electro Rent Corporation
Condensed Consolidated Balance Sheets
(000 omitted)
                                            (unaudited)
                                              Aug. 31,   May 31,
Assets

  Cash and cash equivalents                  $148,384   $151,448
  Marketable securities                        20,000     10,000
  Accounts receivable, net                      7,165      6,874
  Rental and lease equipment, net              86,348     87,344
  Other property, net                          16,228     16,409
  Other                                         4,148      5,025

     Total assets                            $282,273   $277,100

Liabilities and Shareholders' Equity

Liabilities:
  Accounts payable                           $  8,799   $  6,332
  Accrued expenses                             13,701     13,248
  Deferred revenue                              1,994      1,833
  Deferred income taxes                         3,112      3,179

     Total liabilities                         27,606     24,592

Shareholders' equity
  Common stock                                 16,056     16,023
  Retained earnings                           238,611    236,485

     Total shareholders' equity               254,667    252,508

     Total liabilities
       & shareholders' equity                $282,273   $277,100